UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 17, 2004

Occam Networks, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-30741	77-0442752
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Robin Hill Road

Santa Barbara, California 93117

(Address of Principal Executive Offices, including Zip Code)

(805) 692-2900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement

Loan Agreement with Hercules Technology Growth Capital, Inc.

On December 17, 2004, Occam Networks, Inc. (the “Company”) entered into a Senior Loan and Security Agreement among the Company, Occam Networks (California), Inc. (a subsidiary of the Company, “Occam California”), and Hercules Technology Growth Capital, Inc. (the “Loan Agreement”). The Loan Agreement provides for borrowings by the Company of up to $3,000,000 in the aggregate. The Company borrowed the entire $3,000,000 on December 17, 2004.

Borrowings under the Loan Agreement bear interest at a rate of 11.95% per annum. The Loan Agreement provides for monthly payments of interest only for six months followed by equal monthly installments of principal and interest. Unpaid principal, together with accrued and unpaid interest is due on the maturity date, December 17, 2007. The Company’s obligations under the Loan Agreement are secured by substantially all of the Company’s assets and substantially all of the assets of Occam California.

The Loan Agreement contains numerous covenants, including covenants regarding the payment of taxes and other obligations, maintenance of insurance and reporting requirements and covenants limiting the ability of the Company and its subsidiaries, among other things, to incur debt, grant liens, make acquisitions and make certain restricted payments. The events of default under the credit facility include payment defaults, cross defaults with certain other indebtedness, breaches of covenants, failure to maintain specified revenues or tangible net worth levels on a quarterly basis and bankruptcy events. In particular, an event of default would occur if the Company failed to maintain revenues of at least $5,000,000 for any fiscal quarter or a tangible net worth (as defined in the Loan Agreement) of at least $5,000,000 for any fiscal quarter ending on or prior to June 30, 2005 and at least $7,000,000 for any fiscal quarter thereafter.

The Loan Agreement is filed as Exhibit 10.57 to this Current Report on Form 8-K.

Warrant Issuance

In connection with the Loan Agreement, the Company issued to the lender warrants to purchase 1,666,667 shares of its common stock and 15,000 shares of its Series A-2 preferred stock. The warrant for common stock is exercisable at an exercise price of $0.09 per share. The warrant for Series A-2 preferred stock is exercisable at an exercise price of $10.00 per share. The Series A-2 Preferred Stock is currently convertible into common stock at a conversion price of $0.11 per share.

The common stock warrant is filed as Exhibit 10.58 to this Current Report on Form 8-K, and the preferred stock warrant is filed as Exhibit 10.59.

Third Amended and Restated Investors’ Rights Agreement

The Company has also entered the Third Amended and Restated Investors’ Rights Agreement with certain of its existing investors and the lender. The rights agreement amends and restates the Second Amended and Restated Investors’ Rights Agreement dated as of March 8, 2004. The principal effect of the amendment and restatement is to make the lender a party to the registration rights provisions of the rights agreement. In addition, the Company has agreed to file a registration statement on or before March 31, 2005 covering the resale of (i) outstanding shares of common stock and common stock currently issuable upon conversion of Series A-2 preferred stock held by existing investors and (ii) the common stock issuable upon exercise of the common stock warrant issued to the lender and upon conversion of the Series A-2 Preferred Stock underlying the preferred stock warrant issued to the lender.

The Third Amended and Restated Investors’ Rights Agreement is filed as Exhibit 10.60 to this Current Report on Form 8-K.

Section 3 – Securities and Trading Markets

Item 3.02. Unregistered Sales of Equity Securities

As described above, on December 17, 2004, the Company issued warrants to Hercules Technology Growth Capital, Inc. to acquire (i) 1,666,667 shares of common stock at an exercise price of $0.09 and (ii) 10,000 shares of Series A-2 preferred stock at an exercise price of $10.00 (with the Series A-2 Preferred Stock being presently convertible into common stock at an exercise price of $0.11).

The warrants were, and if exercised, the equity securities underlying the warrants will be, issued in reliance on exemptions from the registration requirements of the Securities Act of 1933, as amended, set forth in Section 4(2) of the Securities Act and in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act.

Section 9 – Financial Statements and Exhibits

(c)	Exhibits

Exhibit No.	Description
10.57	Senior Loan and Security Agreement dated as of December 17, 2004 between Occam Networks, Inc. and Hercules Technology Growth Capital, Inc.

10.58	Warrant to acquire shares of Common Stock issued to Hercules Technology Growth Capital, Inc. on December 17, 2004

10.59	Warrant to acquire shares of Series A-2 Preferred Stock issued to Hercules Technology Growth Capital, Inc. on December 17, 2004

10.60	Third Amended and Restated Investors’ Rights Agreement dated as of December 17, 2004 among Occam Networks, Inc. and certain holders of its capital stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Occam Networks, Inc.

By:	/s/ Howard M. Bailey
Howard M. Bailey Chief Financial Officer

Date: December 17, 2004

EXHIBIT INDEX

Exhibit No.	Description
10.57	Senior Loan and Security Agreement dated as of December 17, 2004 between Occam Networks, Inc. and Hercules Technology Growth Capital, Inc.

10.58	Warrant to acquire shares of Common Stock issued to Hercules Technology Growth Capital, Inc. on December 17, 2004

10.59	Warrant to acquire shares of Series A-2 Preferred Stock issued to Hercules Technology Growth Capital, Inc. on December 17, 2004

10.60	Third Amended and Restated Investors’ Rights Agreement dated as of December 17, 2004 among Occam Networks, Inc. and certain holders of its capital stock.